Exhibit 99.2

Preliminary Summary of Key Provisions of MichCon Final Rate Order

May 3, 2005

TO THE INVESTMENT COMMUNITY1:

     On Thursday, April 28, 2005, the Michigan Public Service Commission (MPSC) issued its final order on Michigan Consolidated Gas Company’s (MichCon’s) request for rate relief in case numbers U-13898/13899. This document provides a preliminary summary of key provisions of this order. MichCon appreciates the hard work of the MPSC and the MPSC Staff in completing this case.

     The MPSC determined that MichCon has a base rate revenue deficiency of $60.8 million in 2005. This amount is an increase of $25.5 million over the $35.3 million in interim rate relief approved in September 2004. The final rate relief is similar to the $60.3 million in final relief recommended by the administrative law judge (ALJ). In MichCon’s original September 2003 request, it requested a base rate increase of $194 million, which it subsequently revised to $159 million by accepting several adjustments suggested by the Staff and revising its depreciation rates based on recent MPSC orders. Table 1 reconciles the MPSC’s final rate order with the ALJ’s recommendation and with MichCon’s final request.

     For average residential customers using 125 Mcf per year, the increase in non-gas charges from currently effective rates is approximately $2 per month, a 9% increase. The total increase on customers since MichCon last increased non-gas rates in January 1994 is approximately $3.50, a 16% increase.

[1]	This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s “DTE Energy” and MichCon’s, 2004 Form 10-K (which section is incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and MichCon that discuss important factors that could cause DTE Energy’s and MichCon’s actual results to differ materially, including, but not limited to, the speed and nature of regulatory approvals. DTE Energy and MichCon expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

Key Issues in the Final Rate Order

•	Capital Structure: The MPSC ordered an 11% return on equity with a 50% debt and 50% equity capital structure. The order calculates MichCon’s equity level as $861 million.

•	Uncollectibles Tracker: The MPSC adopted MichCon’s proposed tracking mechanism for uncollectible accounts receivable. By March 31st of each year, MichCon will file an application comparing its actual uncollectible expense with the base level of expense contained within MichCon’s rates, which is $37.3 million. Ninety percent of the difference will be refunded or surcharged after an opportunity for hearing. Due to the partial first year, the MPSC adopted a pro-ration method that uses sales and transportation revenue over the stub period as compared to total sales and transportation revenue to determine the 2005 base amount.

•	Active Healthcare: The MPSC agreed with MichCon that employee healthcare costs are increasing at rates greater than inflation and adopted a 13% annual increase. This increased MichCon’s revenue requirement by $3.3 million. The ALJ had supported limiting the increase to the rate of inflation (2.4%).

•	Merger Control Premium: The MPSC disallowed the $25.4 million revenue deficiency associated with the MCN Energy merger control premium, consistent with the MPSC’s November 2004 final rate order issued for The Detroit Edison Company, DTE Energy’s electric utility.

•	Depreciation Rates: The MPSC order changes MichCon’s depreciation rates, which reduces the revenue requirement associated with depreciation expense by $14.5 million. Since both revenue and expense are reduced, the change in depreciation rates has no impact on net income.

•	Sales Load and Transportation Discounts: MichCon demonstrated in its testimony that transportation rate discounts should be recovered by providing a detailed description of the specific set of criteria it uses to evaluate and offer discounts. MichCon receives less than the full allocated cost of service based rates, in exchange for load retention and a valuable contribution to fixed costs that would otherwise be borne by other customers’ rates. Retaining this load and contributing to fixed costs is reasonable, prudent, and benefits all MichCon customers. The MPSC, however, stated that the record was not fully developed relative to this issue; therefore, recovery of the discounts, consistent with Staff’s position, was not appropriate.

•	Transportation Load Loss: The MPSC accepted the Staff’s throughput (195.5 Bcf sales; 138.7 Bcf transportation) and customer count amounts (1.231 million for sales; 758 for transportation). In doing so, the MPSC rejected MichCon’s proposal for a 10-year weather normal calculation and documented load loss associated with end user transportation customers.

Table 1: Reconciliation of MichCon Final Order with PFD

Issue	Amount	Notes

ALJ Proposal for Decision	$60.3

MPSC Adjustments
Active Healthcare	3.3	Cost increases greater than rate of inflation

Manufactured Gas Plants	(1.0)	Disallowed insurance offsets & cost allocations

Employee incentive compensation	(1.8)	Disallowed remaining 50% of employee incentives from O&M

Total Potential Adjustments (Ln 2 thru Ln 4)	$0.5

Final MPSC Order	$60.8

Differences from MichCon Final Request
Control (acquisition) premium	25.4
Currently effective depreciation rates	14.5	No net income impact
CIS computer system	8.2	MichCon billing system prior to DTE merger
Guardian Building (amort. of loss and depreciation)	2.2	MichCon headquarters prior to DTE merger
Sales load and transportation discounts	31.4
Transportation load loss	6.0
Executive bonus and employee incentive comp.	6.4
Manufactured Gas Plant expense	0.3
Miscellaneous rate base / capital structure	3.4

MichCon Final Rate Request per Exceptions	$158.6

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